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                                                                    EXHIBIT 99.2









                           INFORMATION RESOURCES, INC.



                     NONQUALIFIED DEFINED CONTRIBUTION PLAN



                           EFFECTIVE DECEMBER 3, 1999


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

                                               TABLE OF CONTENTS

INTRODUCTION          ..........................................................................1

ARTICLE I             Definitions...............................................................1

ARTICLE II            Eligibility and Participation.............................................5

ARTICLE III           Contributions.............................................................6

ARTICLE IV            Allocation of Contributions...............................................6

         4.01         Establishment of Accounts.................................................6
         4.02         Allocations to Participants' Accounts.....................................6
         4.03         Voting Stock..............................................................7

ARTICLE V             Account Valuations and Adjustments........................................8

         5.01         Adjustments for Net Changes in Stock Accounts.............................8

ARTICLE VI            Distributions.............................................................8

ARTICLE VII           Vesting...................................................................9

         7.01         In General................................................................9

         7.02         Accelerated Vesting in the Event of Retirement or Disability.............10

         7.03         Accelerated Vesting in the Event of Death................................10

         7.04         Accelerated Vesting in the Event of Change in Control....................10

         7.05         Partial Vesting in the Event of Certain Involuntary
                      Terminations of Employment after Third Anniversary.......................11

         7.06         Reallocation of Forfeited Stock..........................................11

ARTICLE VIII          Administration of Plan...................................................12

         8.01         The Committee............................................................12
         8.02         Plan Administered by Committee...........................................12
         8.03         Power of Delegation......................................................13
         8.04         Communication by Committee...............................................14

ARTICLE IX            Amendments...............................................................14

ARTICLE X             Miscellaneous............................................................15

         10.01        Designation of Beneficiaries.............................................15
         10.02        Nonassignability.........................................................16
         10.03        Plan Creates No Employment Rights........................................16
         10.04        Limit on Claims and Liability............................................16
         10.05        Choice of Forum; Timely Notice of Action ................................17
         10.06        Governing Law............................................................18
         10.07        Taxes and Withholding....................................................18
         10.08        Right of Offset..........................................................19
         10.09        Consents and Legends.....................................................20
         10.10        Expenses.................................................................21
         10.11        No Third Party Beneficiaries.............................................21
         10.12        Successors and Assigns...................................................21
         10.13        Plan Headings............................................................21
         10.14        Number and Gender........................................................21
         10.15        Severability of Provisions...............................................21
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                                  INTRODUCTION

         This Plan shall be known as the Information Resources, Inc.
Nonqualified Defined Contribution Plan (the "Plan"). The object of the Plan is to provide designated employees, independent contractors and consultants of Information Resources, Inc. ("IRI") and its Affiliates with an ownership interest in the equity of Information Resources, Inc. and to align the interests of those designated persons with the interests of IRI's shareholders. The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue
Code, as amended (the "Code"), and is not intended to be subject to the Employee
Retirement Income Security Act of 1974, as amended ("ERISA").

                                    ARTICLE I
                                   DEFINITIONS

         1.01     "Account" means a Participant's Stock Account or Unallocated
Stock Account, or both, as the context requires.

         1.02 "Affiliate" means any corporation or other business organization in which the Company owns, directly or indirectly, twenty percent
(20%) or more of the voting stock or capital.

         1.03 "Beneficiary" means the person or persons who are entitled to receive any benefit payable hereunder by reason of the death of a Participant, as determined pursuant to Section 10.01.

         1.04     "Board" means the Board of Directors of the Company.

         1.05     "Change in Control" means:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities;
         or

                  (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

                  (iii) The consummation of a merger or consolidation of the Company with any other entity that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iv) The consummation of any liquidating distribution from the Company made in furtherance of a plan of complete liquidation of the Company approved by the stockholders of the Company, or the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets.

         1.06 "Code" means the Internal Revenue Code of 1986, as amended from time to time.



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         1.07     "Committee" means the committee appointed by the Board to
administer the Plan pursuant to Section 8.01.

         1.08 "Company" means Information Resources, Inc., any Affiliate thereof, and any successor of the foregoing.

         1.09 "Disability" means a physical or mental condition which actually qualifies an Employee to receive long-term disability benefits under the Company's Long-Term Disability Plan.

         1.10     "Effective Date" means December 3, 1999.

         1.11 "Employee" means each employee of the Company, and each other individual who performs services as an independent contractor for or consultant to the Company.

         1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.13 "Fair Market Value" means the value of each share of Stock subject to the Plan determined as follows: if on the determination date the shares of Stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Securities
Dealers Automated Quotation System, or are publicly traded on an established securities market, the Fair Market Value of the shares of Stock shall be the closing price of the shares of Stock on such exchange or System or in such market (the highest such closing price if there is more than one such closing price) on the trading day immediately preceding the determination date; or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day (the highest such mean if there is more than one);
or, if no sale of the shares of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Stock are not listed on such an exchange, quoted on such System or traded on such a market, Fair Market Value shall be determined by the Committee in good faith.

         1.14 "Incumbent Directors" means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

         1.15 "Officer" means any (i) "Executive Officer" of the Company as defined in Rule 3b-7 of the General Rules and Regulations promulgated under the Exchange Act or (ii) divisional president of the Company.

         1.16 "Participant" means any Employee who is designated as a Participant by the Committee pursuant to Article II.

         1.17     "Plan" means the Information  Resources,  Inc. Nonqualified
Defined Contribution Plan, as described herein and as amended from time to time.

         1.18 "Plan Year" means any calendar year or part thereof beginning on the Effective Date.





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         1.19     "Retirement" means a Termination of Employment other than (i)
a termination due to death, Disability, or Change in Control, (ii) a termination due to layoff, reduction in force or similar type of action by the Company, or
(iii) a termination due to any reason directly attributable to the actions of the Participant, in each case which Termination of Employment takes place after the occurrence of both of the following events: (a) the Participant has attained age sixty (60) and (b) the Participant has completed at least four (4) Years of
Service.

         1.20     "Stock" means the Company's common stock.

         1.21 "Stock Account" means the separate account established in the name of each Participant under Section 4.01 to hold Stock that has been allocated to such Participant and any distributions received with respect to such Stock.

         1.22 "Termination of Employment" means: (i) the resignation of an Employee for any reason, (ii) the death or Retirement of an Employee, or (iii) the termination of an Employee's employment, independent contractor or consulting relationship with the Company for any reason not specified in clause
(i) or (ii) of this Section 1.22.

         1.23     "Trust" means the legal entity created by the Trust Agreement
(and any amendments thereto) between the Company and the Trustee.

         1.24 "Trust Agreement" means the agreement, made effective as of the Effective Date, by and between IRI and the Trustee, including any amendments thereto, setting forth the rights and obligations of the parties thereto in respect of the contributions to and distributions from the Trust and the establishment and administration of the Accounts pursuant to the Plan.

         1.25 "Trustee" means any corporation or individual(s) that shall accept the appointment as Trustee to execute the duties of the Trustee as specifically set forth in the Trust Agreement.

         1.26 "Unallocated Stock Account" means a separate account established under Section 4.01 to hold Stock (and any dividend distributions received with respect to such unallocated Stock) pending the allocation and reallocation of such Stock to the Stock Accounts of Participants.

         1.27 "Year of Service" means a twelve consecutive month period in which the Participant completes at least 1,000 Hours of Service (as defined and measured under the Information Resources, Inc. 401(k) Retirement Savings Plan).

                                   ARTICLE II
                          ELIGIBILITY AND PARTICIPATION

         The Committee shall, at any time and from time to time, designate
Employees who shall become Participants in the Plan. Each Employee designated by the Committee shall become a Participant in the Plan as of the date on which the Employee is so designated.

                                   ARTICLE III
                                  CONTRIBUTIONS

         The Company shall irrevocably contribute to the Trust 877,000 shares of Stock on or immediately



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following the Effective Date. The Company may contribute
additional shares of Stock or cash to the Trust from time to time at its sole discretion.

                                   ARTICLE IV
                           ALLOCATION OF CONTRIBUTIONS

         4.01     Establishment of Accounts. There shall be established a Stock
Account in the name of each Participant. There also shall be established a separate Unallocated Stock Account to which any contribution made without specific allocation and any forfeitures of Stock occurring hereunder shall be credited pending allocation to Participants. These accounts shall also hold any dividend distributions with respect to any shares of Stock held therein until such dividend distributions are payable pursuant to the Plan.

         4.02 Allocations to Participants' Accounts. The Committee shall in its sole discretion designate the number of shares of Stock (or the amount of cash) allocable to the Stock Account of each Participant, provided that not more than 50% of the total number of shares of Stock allocated by the Committee to Stock Accounts, and not more than 50% of the total amount of cash allocated by the Committee to Stock Accounts, may be allocated to Stock Accounts in the name of Participants who are Officers as of the date of such allocation. The number of shares so allocated shall be subtracted from the Unallocated Stock Account or credited to such Stock Account directly upon contribution by the Company.
Notwithstanding the foregoing, any stock remaining in the Unallocated Stock
Account as of the last day of each Plan Year (whether due to unallocated contributions or forfeitures) and any dividend distributions remaining in the Unallocated Stock Account received on Stock credited to the Unallocated Stock
Account shall be allocated among the Stock Accounts of Participants who are Employees of the Company on the last day of such Plan Year in the proportion that each Participant's allocation in respect of IRI's contributions for such Plan Year bears to the allocations of such contributions for all Participants who are Employees on the last day of such Plan Year, or in such other manner as may be determined by the Committee in its sole discretion.

         4.03     Voting Stock. With respect to Stock allocated to Participants'
Stock Accounts, each Participant shall be entitled to instruct the Trustee on a confidential basis as to the manner in which the Trustee's voting rights will be exercised with respect to any matter which involves the voting of such Stock allocated to the Participant's Stock Account. Without limiting the foregoing, the Trust Agreement shall provide that the Trustee shall have no discretion and shall be required to vote, tender or exchange shares of Stock held by the Trustee as follows: (i) shares of Stock allocated to a Participant's Stock
Account shall be voted, tendered or exchanged, as applicable, in accordance with any instructions received from such Participant or such Participant's authorized representative pursuant to a duly executed power of attorney or similar instrument, (ii) shares of Stock held in a Participant's Stock Account with respect to which the Trustee does not receive instructions shall not be voted, tendered or exchanged, as applicable, and (iii) shares of Stock held in the Unallocated Stock Account shall be voted, tendered or exchanged, as applicable, in the same proportion as the shares of Stock allocated to Participants' Stock
Accounts with respect to which instructions are received by the Trustee are voted, tendered or exchanged. The Participant shall not be entitled to vote any Shares held in the Unallocated Stock Account.




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                                    ARTICLE V
                       ACCOUNT VALUATIONS AND ADJUSTMENTS


         5.01 Adjustments for Net Changes in Stock Accounts. In the event of a Stock split, Stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, merger, consolidation, recapitalization, or otherwise, the Stock credited to any Stock
Account (including the Unallocated Stock Account) shall be approximately adjusted to reflect such event(s) and the rights of each Participant to any new, additional or different shares of stock or securities resulting from such event(s); provided, however, that no fractional shares or other securities shall be issued pursuant to any such adjustment and any fractional shares or securities resulting from such adjustment shall be eliminated in each case by rounding downward to the nearest whole number of shares or securities. If and when any event(s) described in the preceding sentence occur, all Plan provisions shall apply to such new, additional or different shares or securities.

                                   ARTICLE VI
                                  DISTRIBUTIONS

         Except as otherwise provided in this Plan, the Committee shall direct the Trustee to distribute to each Participant (or, in the event of the Participant's death prior to distribution, to the executors or administrators of the Participant's estate or to the Participant's Beneficiary in accordance with
Section 10.01) certificates representing shares of Stock allocated to the Participant's Stock Account within ninety (90) days following the date on which the Participant or Beneficiary becomes 100% vested with respect to such shares of Stock. Any cash dividends on shares of Stock allocated to a Participant's
Stock Account on the record date for such dividend (regardless of whether such Participant is vested in such Stock), and any other cash or income allocated to a Participant's Stock Account, shall be distributed to the Participant or Beneficiary as soon as practicable following the end of the calendar quarter in which such dividend or other cash or income is allocated to the Participant's
Stock Account. No interest shall be payable by the Company or the Trust on any dividends allocated to a Participant's Stock Account.

         Any Participant or Beneficiary who accepts a distribution of Stock or cash under the Plan shall be deemed to have represented and certified at the time of such distribution that he or she has complied with all the terms and conditions of the Plan.

                                   ARTICLE VII
                                     VESTING

         7.01 In General. Except as otherwise specified in this Plan or by the Committee, a Participant's interest in shares of Stock in his or her Stock
Account shall become 100% vested upon the fourth anniversary of the date upon which such shares are allocated to such Stock Account, provided that the Participant's interest in such shares shall not become vested (and such interest shall be forfeited, with the Participant having no further rights with respect to such shares) if a Termination of Employment occurs with respect to such Participant prior to such fourth anniversary.

         7.02     Accelerated Vesting in the Event of Retirement or Disability.
Notwithstanding the provisions of Section 7.01 of this Article VII, and except as otherwise specified by the Committee, in the event a Termination of Employment occurs with respect to a Participant by reason of Retirement or



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Disability of the Participant, then such Participant's interest in shares of
Stock in his or her Stock Account at the time of such Termination of Employment shall immediately become 100% vested. Whether a Termination of Employment occurs by reason of Retirement or Disability shall be determined by the Committee, whose determination shall be final and conclusive.

         7.03 Accelerated Vesting in the Event of Death. Notwithstanding the provisions of Section 7.01 of this Article VII, and except as otherwise specified by the Committee, in the event a Participant dies while an Employee of the Company, such Participant's interest in shares of Stock in his or her Stock
Account at the time of death shall immediately become 100% vested. Whether a Termination of Employment occurs by reason of death shall be determined by the Committee, whose determination shall be final and conclusive.

         7.04     Accelerated Vesting in the Event of Change in Control.
Notwithstanding the provisions of Section 7.01 of this Article VII, and except as otherwise specified by the Committee, in the event an involuntary Termination of Employment occurs with respect to a Participant within twelve (12) months following the occurrence of a Change in Control and such involuntary Termination of Employment is not directly attributable to the actions of the Participant, such Participant's interest in shares of Stock in his or her Stock Account at the time of such involuntary Termination of Employment shall become 100% vested at such time. Whether an involuntary Termination of Employment occurs within twelve (12) months following a Change in Control, and whether such involuntary
Termination of Employment is directly attributable to the actions of the Participant, shall be determined by the Committee, whose determination shall be final and conclusive.

         7.05     Partial Vesting in the Event of Certain Involuntary
Terminations of Employment after Third Anniversary. Notwithstanding the provisions of Section 7.01 of this Article VII, and except as otherwise specified by the Committee, in the event an involuntary Termination of Employment occurs with respect to a Participant by reason of layoff, reduction in force or similar type of action by the Company not directly attributable to the actions of the Participant (and not by reason of Retirement, death, Disability, or Change in Control), on or after the third anniversary of the date upon which shares are allocated to such Participant's Stock Account (but prior to the fourth anniversary of such allocation date), such Participant's interest in 75% of such shares of Stock that were allocated to his or her Stock Account on such allocation date shall become 100% vested upon such involuntary
Termination of Employment and such Participant's interest in the remaining unvested shares of Stock in his or her Stock Account shall be immediately forfeited with the Participant having no further rights with respect thereto.
Whether an involuntary Termination of Employment occurs on or after the third anniversary of an allocation date shall be determined by the Committee, whose determination shall be final and conclusive.

         7.06 Reallocation of Forfeited Stock. In the event that, during a Plan Year, any Stock in a Participant's Stock Account is forfeited as described in this Article VII, such forfeited Stock shall be reallocated among the Stock
Accounts of Participants who are Employees of the Company on the last day of such Plan Year in the proportion that each Participant's allocation in respect of IRI's contributions for such Plan Year bears to the allocations of such contributions for all Participants who are Employees on the last day of such Plan Year, or in such other manner as may be determined by the Committee in its sole discretion. The Committee shall specify the terms and conditions (including timing) under which each such Participant shall vest in such reallocated amounts.





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                                  ARTICLE VIII
                             ADMINISTRATION OF PLAN

         8.01 The Committee The Plan shall be administered by the compensation committee or any other committee appointed by the Board pursuant to this Section 8.01. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, all actions relating to Participants who are subject to Section 16 of the Exchange Act may be taken by the Board or a committee designated by the Board composed of two or more members, each of whom is a "non-employee director" within the meaning of Exchange Act Rule 16b-3.

         8.02 Plan Administered by Committee. The Committee shall administer the Plan and shall have complete control in the administration thereof. Without limiting the preceding sentence, the Committee shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan,
(b) construe, interpret and implement the Plan, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, and (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan. The committee members may act by meeting, or by writing signed without meeting, and may sign any document by signing one document or concurrent documents. If a Committee member is a Participant, that member may not decide any matter or question concerning any payments to be made to that member from the Trust (other than matters or questions that the member would have the right to decide even if he or she were not a member). Action by the Committee may be taken by the vote of a majority of its disinterested members. Any action may be taken by a written instrument signed by a majority of the disinterested members of the Committee and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determinations of the Committee on all matters relating to the Plan shall be final, binding and conclusive. In exercising any of its discretionary powers with respect to the administration of the Plan, the Committee shall act in a uniform and nondiscriminatory manner and for the exclusive benefit of Participants and their Beneficiaries. The Board shall have no responsibility for the operation of the Plan, except as otherwise provided herein.

         8.03 Power of Delegation. The Committee may allocate among its members or delegate to any person who is not a member of the Committee any administrative responsibility which it has hereunder. No member of the Board or the Committee or any Employee of the Company shall be liable for any action or determination made in good faith with respect to the Plan. Each such person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person, with the Company's approval, in settlement thereof, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided that the Company shall have the right, at its own expense, to assume and defend the same. Except as otherwise agreed by the Company in writing, the foregoing right of indemnification shall not be available to a person to the extent that a final judgment or other final adjudication binding upon such person establishes that the acts or omissions of such person giving rise to the indemnification claim resulted from such person's bad faith, fraud or willful criminal act or omission. The responsibility of the Committee with respect to the management or control of the assets of the Trust may be delegated or allocated to the Trustee.
Any delegation or allocation of responsibility pursuant to this Section shall be evidenced by the minutes of the meeting of the Committee at which such delegation or allocation was approved or, if no such meeting




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was held, by the writing under which such action was taken.

         8.04 Communication by Committee. Decisions and directions of the Committee may be communicated to the Trustee, a Participant, a Beneficiary, the Company, or any other person who is to receive such decision or direction by a document signed by any one or more members of the Committee (or persons other than members) so authorized, and such decision or direction of the Committee may be relied upon by the recipient as being the decision or direction of the Committee. The Committee may authorize one or more of its members, or a designee who is not a member, to sign on behalf of the entire Committee.

                                   ARTICLE IX
                                   AMENDMENTS

         The Committee reserves the right at any time and from time to time to modify, alter, amend, or terminate the Plan or the Trust Agreement; provided that (a) no such action shall cause the reduction or cessation of any vested interests of any Participant or materially reduce or otherwise materially impair the rights of a Participant in respect of cash or Stock allocated to his or her Stock Account except with the consent of such Participant, (b) any modification, alteration or amendment to the Plan shall be in writing signed by the Chief
Executive Officer of the Company or his designee, (c) no modification, alteration or amendment to the Plan may be made which would cause or permit any part of the assets of the Trust or the income therefrom to be used for, or diverted to, purposes other than for the payment of expenses of the Trust or for the exclusive benefit of Participants or their Beneficiaries, or which would cause any part of the assets of the Trust to revert to or become the property of the Company, (d) the duties and liabilities of the Trustee cannot be changed substantially without the consent of the Trustee, and (e) the Trust may not be amended to make the Trust revocable. The Committee reserves the right to (a) accelerate the vesting of Participants' Stock Accounts and in its discretion provide that Stock distributed from such Stock Accounts may not be transferable until the dates as of which such Stock would have otherwise become vested and
(b) make distributions to Participants upon the termination of the Plan.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.01 Designation of Beneficiaries. A Participant may designate, in accordance with procedures established by the Committee, a Beneficiary or Beneficiaries (in any order of priority) to receive all or part of the amounts which become payable hereunder in the event of or following such Participant's death. The designation shall be made by written notice filed with the Committee, and the Participant may change his designated Beneficiary at any time by designating a new Beneficiary or Beneficiaries in the same manner, or may revoke a prior designation by written notice to the Committee, and notice need not be given to any prior designated Beneficiary. In the event of a Participant's death, the amounts payable hereunder with respect to which a designation of Beneficiary has been made and is in effect shall be paid in accordance with the Plan to such designated Beneficiary or Beneficiaries. Any amounts payable upon death and not subject to such designation shall be distributed to the Participant's estate. A Beneficiary shall have no rights under the Plan other than the right to receive such amounts, if any, as may be payable under this Section.

         10.02 Nonassignability. No rights granted to any Participant or any Beneficiary under the Plan (including any interest in the Accounts) may be sold, exchanged, transferred, assigned, pledged,




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hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution or otherwise in accordance with
Section 10.01. Any assignment in violation of the provisions of this Section shall be void. All the terms of this Plan shall be binding upon such permitted successors and assigns.

         10.03 Plan Creates No Employment Rights. This Plan shall not be deemed to constitute a contract between the Company and any Employee or other person whether or not in the employ of the Company, nor shall anything herein contained be deemed to give an Employee or any other person, whether or not in the employ of the Company, any right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge an Employee at any time and to treat him or her without any regard to the effect which such treatment might have upon him or her as a Participant in the Plan, or any right to any payment whatsoever, except to the extent expressly provided for hereunder.

         10.04 Limit on Claims and Liability. No person shall have any right or interest in the Trust other than as provided herein. The assets of the Trust shall under no circumstances be available to the creditors of the Company. All distributions under the Plan shall be paid or provided solely from the Trust.
The Company assumes no responsibility or liability, including, without limitation, any responsibility or liability for consequential or punitive damages of any kind, to any Participant or Beneficiary relating to the Stock or other assets contributed to the Trust. Any final distribution to any Participant or Beneficiary(ies) in accordance with the provisions of the Plan shall be in full satisfaction of all claims that such Participant and Beneficiary(ies) have against the Trust, the Trustee, the Committee, the Board, the Company, and its Employees with respect to the Plan or Trust. Each Participant recognizes and agrees that prior to being selected by the Committee to participate in the Plan such Participant has no right to any benefits hereunder. Accordingly, in consideration of a Participant's selection to participate in the Plan, each Participant expressly waives any right to contest the amount of any contribution to the Plan, the terms of the Plan, and any reasonable determination, action or omission by the Committee, the Company, or the Board, or any amendment to the Plan (other than an amendment to which such Participant's consent is expressly required by Article IX) which is permitted under the provisions of the Plan.

         10.05    Choice of Forum; Timely Notice of Action.

                  (a) The Company and each Participant, as a condition to such Participant's participation in the Plan, hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in the City of Chicago over any suit, action or proceeding arising out of or relating to or concerning the Plan. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award.
         The Company and each Participant, as a condition to such Participant's participation in the Plan, acknowledge that the forum designated by this Section 10.05(a) has a reasonable relation to the Plan, and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 10.05.

                  (b) The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant's participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have





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


         to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 10.05(a),
         (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 10.05, (iv) agree to initiate any suit, action or proceeding arising out of or relating to or concerning the Plan within twelve (12) months after the occurrence of the conduct giving rise to any such suit, action or proceeding, and (v) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

         10.06 Governing Law. All rights and obligations under the Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of Conflict of Laws.

         10.07    Taxes and Withholding.

                  (a) Upon a Participant's vesting in all or any portion of his or her Stock Account, or in connection with any distribution or other event that gives rise to a United States federal or any other governmental tax withholding obligation relating to the Plan
         (including, without limitation, FICA tax), the Committee shall be entitled to require that the Participant remit to the Company an amount sufficient in the opinion of the Committee to satisfy such withholding obligation. Alternatively, at the discretion of the Committee, the Participant may elect to satisfy the withholding obligation described above by any other mechanism as may be required or appropriate to conform with local tax and other rules. If the Participant does not satisfy the withholding obligation in accordance with any of the methods described above in this Section 10.07(a), the Committee may direct the Trustee to cause such withholding taxes to be deducted or withheld from the vested portion of the Participant's Stock Account or any payment or distribution to the Participant pursuant to the Plan, and the Company may deduct or withhold (or cause to be deducted or withheld) such taxes from any other payment or distribution by the Company to the Participant.

                  (b) The Trustee shall transfer to the Company any amounts
         (cash or shares of Stock) withheld or received from the Participant pursuant to Section 10.07(a), and any such amounts transferred to the Company from the Participant's Stock Account shall thereupon cease to be allocated to such Stock Account. Any transfer of cash or shares of Stock from the Participant's Stock Account by the Trustee pursuant to this Section 10.07 shall be treated as a distribution from the Trust to such Participant and an election by the Participant to have such cash or shares of Stock applied to satisfy the withholding obligation.

                  (c) No Participant may make an election pursuant to Section
         83(b) of the Code with respect to his or her interest in the Trust, or with respect to any shares of Stock or any other property held by the Trust.

         10.08 Right of Offset. The Committee shall have the right to direct the Trustee to withhold distribution of the vested portion of a Participant's
Stock Account until the Participant settles any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, tuition reimbursement or other employee programs) such Participant then owes to the Company.



                                       10

         10.09 Consents and Legends. The vesting and distribution to a Participant of any shares of Stock may be conditioned on the receipt to the full satisfaction of the Committee of (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals by any governmental or other regulatory body or any stock exchange or self-regulatory agency that the Committee may determine to be necessary or advisable and (d) any and all consents or authorizations required to comply with, or to be obtained under, applicable foreign, federal, state or local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Stock on any securities exchange. The Company may affix to any stock certificate (or other document or evidence of ownership) representing shares of Stock distributed under the Plan any legend that the Committee determines in its sole discretion to be necessary or advisable (including to reflect any restrictions to which a Participant may be subject under a separate agreement with the Company). The Company may advise the transfer agent to place a stop order against any legended shares of Stock.

         10.10 Expenses. All expenses incurred by the Committee and the Trustee in connection with administering this Plan and the Trust shall be paid by the Company to the extent not paid from cash dividends, or proceeds from sales of Stock, held in the Unallocated Stock Account. All taxes imposed on the Trust related to income credited to or attributable to Trust assets shall be paid from such assets and charged against the Stock Account to which the income is allocated as though it were payable directly to the Participant.

         10.11 No Third Party Beneficiaries. Except as expressly provided herein, the Plan shall not confer on any person other than the Company and any Participant any rights or remedies thereunder.

         10.12 Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         10.13 Plan Headings. The headings in this Plan have been inserted for convenience or reference only, and are to be ignored in any construction of the provisions hereof.

         10.14 Number and Gender. In the construction of this Plan, the masculine shall include the feminine and the singular the plural, and vice versa, in all cases where such meanings would be appropriate.

         10.15 Severability of Provisions. If any provision of this Plan or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Plan (and the application of such provision to any person or circumstance other than the person or circumstance to which it is held invalid) shall not be affected thereby. The Plan contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.

         IN WITNESS WHEREOF, and as evidence of the adoption of this Plan effective as of December





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

3, 1999, by the Company, it has caused the same to be signed by its duly authorized officers this ____ day of December, 1999.


                                        INFORMATION RESOURCES, INC.
                                        a Delaware corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------



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